Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Announces Appointment of New Board Member
Sets Date for Second Quarter 2011 Earnings Announcement
News Release
Released at 7:30 a.m. CST
     PLANO, TX — July 14, 2011 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced today the appointment of Dr. Kevin O. Meyers, of Houston, Texas, to its Board of Directors (“Board”). The appointment of Dr. Meyers to the Board increases the number of directors to ten. Dr. Meyers initially will serve on the Board’s Reserves Committee.
     Dr. Meyers has 31 years of experience in the oil and gas industry, having recently retired from ConocoPhillips at the end of 2010. For the ten years prior to his retirement, Dr. Meyers was a senior executive with ConocoPhillips, most recently as Senior Vice President Exploration and Production, Americas. Prior to that he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Region, and President of ConocoPhillips Alaska, For the twenty years prior to that he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska. Dr. Meyers holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and bachelor’s degrees in Chemistry and Mathematics from Capital University in Ohio.
     Dr. Meyers currently serves on the Board of Directors of Hornbeck Offshore Services (NYSE: HOS), the World Energy Council and the United States Energy Association. Dr. Meyers previously served on the Board of Directors of LUKOIL, the Board of Regents for the University of Alaska and the Nature Conservancy of Alaska.
     Wieland Wettstein, Chairman of the Board, said, “We are very excited to have such an accomplished and distinguished individual as Dr. Kevin Meyers join our Board. His wealth of experience and technical background will complement the experience and skills of the other members of our Board. I look forward to the leadership and perspectives Dr. Meyers will bring to the Board as we continue to grow and execute our strategy.”
     Denbury also announced today that it will release its second quarter 2011 results before the market opens on Thursday, August 4, 2011. In conjunction with this release, Denbury will host a conference call and live webcast to discuss its second quarter financial and operating results.
     You are invited to listen to this conference call broadcast live over the Internet. Phil Rykhoek, Chief Executive Officer, Tracy Evans, President and COO, Mark Allen, Senior Vice President and Chief Financial Officer, Bob Cornelius, Senior Vice President of CO2 Operations, and Craig McPherson, Sr. Vice President of Production Operations, will lead the call.

Webcast Details
     Title: Denbury Resources Inc. 2Q11 Conference Call
     Date and Time: Thursday, August 4, 2011 at 10:00 a.m. CST
     Webcast: Listen to the live broadcast at www.denbury.com
     If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days. The audio portion of the call will also be available for playback by phone for one month after the call by dialing 800-475-6701 or 320-365-3844 and entering access code 189715.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
For further information contact:
DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com